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                                                        Aetna Inc.
[Aetna Logo]                                            151 Farmington Avenue
[Aetna Letterhead]                                      Hartford, CT  06156-8975


                                                        MARIA R.L. STEWART
                                                        AFS Law, TS31
December 14, 2000                                       (860) 273-6286
                                                        Fax:  (860) 273-3004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  AETNA LIFE INSURANCE AND ANNUITY COMPANY
     PROSPECTUS TITLE: ALIAC GUARANTEED ACCUMULATION ACCOUNT
     FILE NO. 33-60477
     RULE 424(B)(3) FILING

Ladies and Gentlemen:

Submitted for filing pursuant to Rule 424(c) and Rule 424(b)(3) of the Securities Act of 1933 (the "33 Act") is a Supplement dated December 14, 2000 to the Prospectus dated May 1, 2000 for Aetna Life Insurance and Annuity
Company ("ALIAC"). The Prospectus dated May 1, 2000 is incorporated into this filing by reference to Post Effective Amendment No. 8 to Registration Statement on Form S-2 (File No. 33-60477), as filed with the Securities and Exchange Commission on April 13, 2000 and as amended by supplement filed with the Commission under Rules 424(c) and 424(b)(3) on August 21, 2000 (the "Prospectus"). This supplement replaces the supplement dated August 21, 2000 and discloses that ALIAC has become part of ING Groep N.V. and that Aetna
Investment Services, LLC has become the principal underwriter for the securities sold under the Prospectus. It, therefore, contains substantive information that will vary from that contained in the Prospectus filed in Post Effective Amendment No. 8 to Registration Statement on Form S-2 (File
No. 33-60477), as filed with the Commission on April 13, 2000 and declared effective on May 1, 2000.

If you have any questions regarding this submission, please contact the undersigned at (860) 273-6286.

Sincerely,

/s/ Maria R.L. Stewart

Maria R.L. Stewart

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                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
                       AETNA INSURANCE COMPANY OF AMERICA

                       SUPPLEMENT DATED DECEMBER 14, 2000

The information in this Supplement updates and amends certain information contained in the Prospectuses dated May 1, 2000 and replaces the Supplement dated August 21, 2000. You should read this Supplement along with the applicable Prospectus.

Effective November 17, 2000, Aetna Life Insurance and Annuity Company's ("ALIAC") broker-dealer subsidiary, Aetna Investment Services, Inc. (which was subsequently converted to Aetna Investment Services, LLC) ("AIS"), became the principal underwriter for the securities sold under the prospectus. AIS, a Delaware limited liability company, is registered as a broker-dealer with the Securities and Exchange Commission. AIS is also a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. AIS' principal office is located at 151 Farmington Avenue, Hartford, Connecticut 06156. ALIAC is no longer a registered broker-dealer.

On December 13, 2000, ALIAC and Aetna Insurance Company of America ("AICA") became indirect wholly-owned subsidiaries of ING Groep N.V. ("ING"). ING is a global financial institution active in the fields of insurance, banking and asset management. The terms of your contract will not be affected by this change in ownership. In the future, you may begin to see the use of the ING lion logo on our printed materials.

X.INGS2-00A                                                        December 2000